Exhibit 99

FOR IMMEDIATE RELEASE

Summary:	Mercantile Bankshares Corporation Announces Quarterly Cash Dividend

BALTIMORE, MARYLAND, March 9, 2004 - Edward J. Kelly, III, Chairman of the Board, President and Chief Executive Officer of Mercantile Bankshares Corporation (Nasdaq: MRBK) announced that, at a meeting held today, the Directors declared a quarterly dividend of $0.33 per share on the common stock, payable March 31, 2004, to stockholders of record as of March 24, 2004.

Mercantile Bankshares Corporation, with assets of nearly $14 billion, is a multibank holding company headquartered in Baltimore. It has 16 banking affiliates in Maryland, one banking affiliate in Delaware and three in Virginia. Additional information is available at www.mercantile.com.

David E. Borowy
Investor Relations
(410) 347-8361